UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020

Commission File Number: 000-26181

AngioGenex, Inc.

 (Exact name of small business issuer as specified in its charter)

Nevada	86-0945116
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

425 Madison Ave., Suite 902, New York, New York 10017
(Address of principal executive offices)

(212) 644-2100
(Issuer's telephone number, including area code)

(Former name, former address and former fiscal year, If changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

SECTION 5.  CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02   Departure of Principal Officer; Appointment of Principal Officer

(d)  Appointment of Principal Officers

On June 30, 2020, Mr. Robert Dickey IV was appointed as an Independent Member of the Board of Directors.

Mr. Dickey is currently the Managing Director at Foresite Advisors, a financial advisory firm for life science companies that is based in Philadelphia.  He is also on the Board and is Audit Committee Chair of Emmaus Life Sciences (EMMA) and is part of the Leadership Team at Cell One Partners Inc.  He has more than 25 years of experience, primarily as a CFO or a Board member, leading life science and medical device companies, both private and public, ranging from early-stage development to commercial operations.  Advisory clients have included Aclipse, Panorama Medicine, Carisma, Vallon, NLS Pharmaceutics, Mercaptor, BeyondSpring and Sharp Edge Labs.  Prior to becoming an advisor he served as full time CFO for multiple companies, including Caladrius Biosciences (CLBS), Tyme Technologies (TYME), StemCyte, Locus Pharmaceuticals and Protarga, Inc., among others.  He also served on the Boards of Sanuthera and Protarga, which he sold to Daiichi Sankyo.  Before that he spent 18 years in investment banking, mostly at Lehman Brothers, with a background split between M&A and capital markets transactions.  Rob holds an AB from Princeton University and an MBA from The Wharton School, University of Pennsylvania.

Mr. Dickey is experienced in all stages of the corporate lifecycle, including start-up operations, going public, high growth, turnarounds and exit strategies.  His expertise includes public and private financings, M&A, partnering/licensing transactions, project management, managing company’s finance and accounting functions, and Chapter 11 reorganizations, as well as interactions with Boards, venture capitalists, shareholders and Wall Street.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AngioGenex, Inc. (Registrant) Date: July 10, 2020 By: /s/ Michael Strage Michael Strage Chief Admin Officer